                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement

[X] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                        FIRSTFED FINANCIAL CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                        FIRSTFED FINANCIAL CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[_] $500 per each party to the controversy pursuant to Exchange Act Rule
    14a-6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ________________________________________________________________________

    (2) Aggregate number of securities to which transaction applies:

        ________________________________________________________________________

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*

        ________________________________________________________________________

    (4) Proposed maximum aggregate value of transaction:

        ________________________________________________________________________
- --------
*Set forth the amount on which the filing fee is calculated and state how it was determined.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount previously paid:_________________________________________________

    (2) Form, Schedule or Registration Statement No.:___________________________

    (3) Filing Party:___________________________________________________________

    (4) Date Filed:_____________________________________________________________

Notes:

                            FIRSTFED FINANCIAL CORP.
                             401 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1490

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 APRIL 20, 1994

  NOTICE IS HEREBY GIVEN that an annual meeting of stockholders (the "Annual Meeting") of FirstFed Financial Corp. will be held in the Starlight Room of the Miramar-Sheraton Hotel at 101 Wilshire Blvd., Santa Monica, California 90401 on April 20, 1994 at 10:00 A.M., local time, for the following purposes:

    (1) To elect three Directors to hold office for a three-year term and until their successors are duly elected and qualified.

    (2) To ratify the appointment of KPMG Peat Marwick as independent public auditors of the Company for 1994.

    (3) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or adjournments thereof.

  Only stockholders of record at the close of business on March 3, 1994 are entitled to notice of and to vote at the Annual Meeting or any adjournment or adjournments thereof.

  IMPORTANT: If your shares are held in the name of a brokerage firm or nominee, only that holder can execute a proxy on your behalf. To ensure that your shares are voted, we urge you to telephone the individual responsible for your account today and obtain instructions on how to direct him or her to execute a proxy.

  If you receive in separate mailings more than one proxy, it is an indication that your shares are registered differently in more than one account. All proxy cards received by you should be signed and mailed to ensure that all of your shares are voted.

                                        Ann E. Lederer
                                        Secretary

Santa Monica, California
March 21, 1994

  IT IS REQUESTED THAT YOU PROMPTLY MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. THE PROXY MAY BE WITHDRAWN AT ANY TIME BEFORE IT IS VOTED AT THE MEETING OR STOCKHOLDERS MAY VOTE IN PERSON AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT.

                            FIRSTFED FINANCIAL CORP.
                             401 WILSHIRE BOULEVARD
                      SANTA MONICA, CALIFORNIA 90401-1490

                               ----------------

                                PROXY STATEMENT

                               ----------------

              INFORMATION RELATING TO VOTING AT THE ANNUAL MEETING

  This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of FirstFed Financial Corp. ["FFC", and collectively with its subsidiary, First Federal Bank of California ("Bank"), the "Company"] for use at the Annual Meeting of Shareholders to be held on April 20, 1994, and at any adjournment thereof. The approximate date of mailing of this proxy statement is March 21, 1994.

  The Board of Directors of the Company has selected March 3, 1994 as the record date for the Annual Meeting. Only those shareholders of record at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting. The Company had a total of 10,533,186 shares of common stock ("Company Stock") outstanding at that date. Shareholders will be entitled to one vote for each share of Company Stock held by them of record at the close of business on the record date on any matter that may be presented for consideration and action by the shareholders at the Annual Meeting.

  All valid proxies received in response to this solicitation will be voted in accordance with the instructions indicated thereon by the shareholders giving such proxies. If no contrary instructions are given, proxies received will be voted in favor of the election of the three director nominees named in this Proxy Statement and in favor of the other proposals described herein. Proxies solicited hereby may be voted for adjournment of the Annual Meeting (whether or not a quorum is present for the transaction of business) in order to permit further solicitation of proxies if the Board of Directors of the Company determines that such adjournment would be advisable in order to obtain sufficient votes for approval of the matters to be voted upon at the Annual Meeting.

  The Board of Directors does not know of any other business to be presented for action at the Annual Meeting. If any other business is properly presented at the Annual Meeting and may properly be voted upon, the proxies solicited hereby will be voted on such matters in accordance with the best judgment of the proxy holders named in such proxies. A shareholder's proxy may be revoked at any time before it is voted at the Annual Meeting by giving written notice of such revocation to the Secretary of the Company (which notice may be given by the filing of a duly executed proxy bearing a later date) or by attending the Annual Meeting and voting in person.

  The costs of this proxy solicitation will be paid by the Company. The Company has retained Kissel-Blake, Inc. to assist in the solicitation of proxies for a fee of $7,500 and reimbursement of certain expenses. To the extent necessary, proxies may also be solicited by personnel of the Company in person, by telephone, or through other forms of communications. Company personnel who participate in this solicitation will not receive any additional compensation for such solicitation. The Company will request record holders of shares beneficially owned by others to forward this Proxy Statement and related materials to the beneficial owners of such shares and will reimburse such record holders for their reasonable expenses incurred in doing so.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The information set forth below is based upon filings as of March 7, 1994 made by the listed entities with the Securities and Exchange Commission ("SEC"). Except as set forth below, no person is known to the Company to own beneficially more than 5% of the outstanding shares of Company Stock:

                                                         AMOUNT AND
                                                         NATURE OF
                     NAME AND ADDRESS                    BENEFICIAL    PERCENT
                   OF BENEFICIAL OWNER                   OWNERSHIP     OF CLASS
                   -------------------                   ----------    --------
   First Federal Bank of California Employee Stock Own-
   ership Plan and Trust...............................    940,888(1)    8.94%
   401 Wilshire Boulevard
   Santa Monica, CA 90401

   Goldman, Sachs & Co. and The Goldman Sachs Group        910,593(2)     8.7%
   L.P. ...............................................
   85 Broad Street
   New York, NY 10004

   J. P. Morgan & Co. Incorporated.....................  1,041,600(3)     9.9%
   60 Wall Street
   New York, New York 10260

- --------
(1) According to its filing on Schedule 13G with the SEC dated February 18, 1994, the First Federal Bank of California Employee Stock Ownership Plan and Trust holds sole voting power over 247,726 of these shares, shared voting power over 693,162 of these shares, and sole dispositive power over all 940,888 of these shares. Such Plan's filing indicates that the shares "were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect."
(2) According to their filing on Schedule 13G with the SEC dated February 7, 1994, Goldman, Sachs & Co. and The Goldman Sachs Group L.P. hold shared voting power over 816,743 of these shares and shared dispositive power over all 910,593 of these shares. According to their filing, Goldman, Sachs & Co. is a broker or dealer and investment advisor, and The Goldman Sachs Group L.P. is its parent holding company.
(3) According to its filing on Schedule 13G with the SEC dated December 31, 1993, J.P. Morgan & Co. Incorporated holds sole voting power over 775,300 of these shares and sole dispositive power over all 1,041,600 of these shares. According to its filing, J.P. Morgan & Co. Incorporated is a parent holding company of Morgan Guaranty Trust Company of New York, a bank, and
    J. P. Morgan Investment Management, Inc., an invesment advisor.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table sets forth, as of February 25, 1994, information concerning the beneficial ownership of shares of Company Stock by each Director, the Company's Chief Executive Officer and the other most highly compensated named executive officers of the Company during the fiscal year ended December 31, 1993, and all Directors and executive officers of the Company as a group. Unless otherwise indicated, each person listed has sole investment and voting power with respect to the shares indicated.

                                                   AMOUNT AND
                                                   NATURE OF
                                                   BENEFICIAL         PERCENTAGE
            NAME OF BENEFICIAL OWNER              OWNERSHIP(1)         OF CLASS
            ------------------------              ------------        ----------
Samuel J. Crawford, Jr...........................    65,528                 *
James P. Giraldin(2).............................     1,527                 *
Martin B. Gottlieb(3)............................    28,361                 *
Christopher M. Harding...........................     4,838                 *
Babette E. Heimbuch(4)...........................   197,129              1.87%
James L. Hesburgh................................    46,256                 *
June Lockhart....................................     9,737                 *
William S. Mortensen(5)..........................   246,219              2.33%
Charles F. Smith.................................    25,000                 *
Steven L. Soboroff...............................       875                 *
John R. Woodhull.................................     5,500                 *
All Directors and Executive Officers as a Group
 (16 persons)....................................   540,264(1)(6)(7)     5.12%

- --------
 * Less than 1%.

(1) The number of shares shown for each person includes shares, if any, held beneficially or of record by the person's spouse; voting and investment power of the shares indicated may also be shared by spouses.

(2) Includes 193 shares held in the First Federal Employee Stock Ownership Plan and Trust ("ESOP") and 1,320 shares held through the Restricted Stock Plan (see below).

(3) Includes 17,916 shares held through the ESOP and 7,468 shares held through the Restricted Stock Plan.

(4) Includes 22,690 shares held through the ESOP, 11,102 shares held through the Restricted Stock Plan, and 85,937 shares subject to options exercisable within sixty (60) days of February 22, 1994.

(5) Includes 109,478 shares held through the ESOP, 15,241 shares held through the Restricted Stock Plan, and 41,359 shares subject to options exercisable within 60 days of February 22, 1994.

(6) Includes, with respect to Mr. Giraldin, Mr. Gottlieb, Ms. Heimbuch, Mr. Mortensen, and all Directors and executive officers as a group, shares held through the First Federal Bank of California Employee Stock Ownership Plan and Trust.

(7) Includes, with respect to all executive officers as a group (including those named) 130,812 shares of Company Stock subject to options granted under the Bank's 1983 Stock Option Plan which are exercisable within 60 days of February 22, 1994. The percentages of outstanding shares owned by each of such persons and such group were computed based upon the number of shares which would have been outstanding if the options of each such person or group had been exercised.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

  The Certificate of Incorporation of the Company provides that the Board of Directors shall consist of not less than seven and not more than fifteen Directors unless a greater number is fixed by the Board of Directors, that the Directors shall be divided into three staggered classes as nearly equal in number as possible, that each class of Directors shall be elected for a term of three years and that one class of Directors shall be elected annually. The class of Directors scheduled to be elected at the Annual Meeting is composed of three Directors who will be elected to serve a three year term until the annual meeting of stockholders in 1997 or until their successors are duly elected and qualified. The nominees receiving the highest number of votes, up to the number of Directors to be elected, are elected.

  Set forth below are the names of the persons nominated by the Board of Directors for election as Directors at the Annual Meeting, together with their ages, principal occupations and business experience during the last five years, present directorships and the year each first became a Director of the Bank and of the Company. All of the nominees are presently Directors. If any nominees should be unable to serve as a Director, the person or persons voting the proxies solicited hereby will select another nominee in his or her place. The Company has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

                                                      FIRST (1)   FOR
                                  POSITION HELD        BECAME   TERM TO
NOMINEES FOR ELECTION    AGE       WITH COMPANY       DIRECTOR   EXPIRE
- ---------------------    --- ------------------------ --------- --------
Christopher M. Harding    41 Director                   1984        1997(2)
James L. Hesburgh         60 Director                   1975        1997(2)
Steven L. Soboroff        45 Director                   1991        1997(2)
                                                                  TERM
CONTINUING DIRECTORS                                            EXPIRING
- --------------------                                            --------
William S. Mortensen      61 Director, Chairman of      1961        1995
                             the Board & Chief
                             Executive Officer
Samuel J. Crawford, Jr.   68 Director                   1955        1996
Babette E. Heimbuch       46 Director, President &      1986        1995
                             Chief Operating Officer
June Lockhart             68 Director                   1980        1996
Charles F. Smith          61 Director                   1989        1996
John R. Woodhull          60 Director                   1988        1995

- --------
(1) The date given is the date such Director became a director of First Federal Bank of California. Each Director (other than Mssrs. Smith, Soboroff and Woodhull) has been a Director of the Company since its organization.
(2) Term of service if re-elected as a Director of the Company at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR NOMINEES CHRISTOPHER M. HARDING, JAMES L. HESBURGH AND STEVEN L. SOBOROFF.

  William S. Mortensen joined the Bank in 1955 and was appointed a member of the Board of Directors in 1961. He was named President of the Bank in 1969, Chairman of the Board of Directors of the Bank in 1982 and continues to serve as Chairman of the Board today. He was named Chairman of the Board of FFC in 1987. In addition, he is a past president of the National Council of Savings Institutions and the California League of Savings Institutions and is currently a director of the Federal Home Loan Bank of San Francisco.

  Samuel J. Crawford, Jr. is retired from the practice of law in Southern California. He has served as a Director of the Bank for more than thirty years, and a Director of FFC since 1987.

  Christopher M. Harding is a managing partner of the law firm of Lawrence & Harding. He is active in numerous local civic groups and has served on the Board of Directors of Santa Monica Area Chamber of Commerce since 1982.

  Babette E. Heimbuch was previously employed by the accounting firm of KPMG Peat Marwick serving as the Audit Manager assigned to the Bank. Ms. Heimbuch joined the Bank as Senior Vice President in 1982. She was elected Executive Vice President in 1985, and was elected a Director of the Bank in March, 1986. In 1987 she was elected Senior Executive Vice President of the Bank and of FFC and a Director of FFC. Ms. Heimbuch was named President and Chief Operating Officer of the Bank and FFC in 1989. Ms. Heimbuch is a director of Sunrise Medical Inc. and Santa Monica Hospital.

  James L. Hesburgh is President and a Director of James L. Hesburgh International, Inc. and Battley USA, Inc. Mr. Hesburgh is also a director of Fremont Funding, Inc., Sinto America, Inc. and Toastmaster, Inc. He serves as a Trustee of St. John's Hospital and Health Center Foundation in Santa Monica, California. He has served in senior management capacities with several major United States corporations and specializes in international marketing and consulting. Mr. Hesburgh has served as a Director of the Bank since 1975, and a Director of FFC since 1987.

  June Lockhart is an internationally known, award winning motion picture, television and stage actress. For the past thirty years she has been a spokesperson for the City of Hope and for the American Cancer Society. She is currently an associate member of the Radio and Television News Directors Association. Ms. Lockhart is the chair of the Media Committee for the Pan American Health Organization and is on the advisory board of the National Association of Radio Talk Show Hosts. She has been a spokesperson for International Hearing Dogs, Inc. for over twenty years. Ms. Lockhart has served as a Director of the Bank since 1980, and a Director of FFC since 1987.

  Charles F. Smith is president of Charles F. Smith & Company, Inc. He serves as a Director of Trans Ocean, Ltd., Logicon, Inc. and Fremont Funding, Inc., as Chairman of the Marymount High School Board of Trustees, and is a Trustee of St. John's Hospital and Health Center Foundation. Mr. Smith became a Director of the Bank and FFC in 1989.

  Steven L. Soboroff is an investor, real estate developer and President of Soboroff Partners. He is President of Big Brothers of Greater Los Angeles and Harbor Commissioner for the City of Los Angeles. Mr. Soboroff became a Director of the Bank and FFC in 1991.

  John R. Woodhull is President, Chief Executive Officer, and Chairman of the Board of Logicon, Inc., and serves on the boards of Sunrise Medical, Inc. and the Los Angeles Metropolitan YMCA. Mr. Woodhull became a Director of the Bank and FFC in 1988.

  Directors' Fees. Directors of the Bank, including Directors who are officers of the Bank, receive annual directors' fees of $13,200, and Directors who are not officers of the Bank also receive $1,250 for each regular meeting of the Board attended. Members of the Executive Committee of the Board who are not officers of the Bank receive $1,000 per month. Directors, excluding the Legal-Audit Committee Chair, who are Chairs of Board Committees additionally receive $400 per quarter. The Legal-Audit Committee Chair currently receives an annual retainer of $10,620. Other members of the Legal-Audit Committee receive $600 per month. Directors of FFC receive no compensation.

  Committees of the Board of Directors. The Company has standing Legal-Audit, Executive Fair Lending/Community Reinvestment Act ("CRA"), Compensation and Executive Committees. The Legal-Audit Committee currently consists of Messrs. Crawford (Chair), Smith and Woodhull, all of whom are non-employee directors. The Committee reviews litigation and reports on various legal, accounting and auditing matters, including the selection of the Company's independent auditors, the scope of audit procedures, the nature of services performed by the independent auditors, the performance of the Company's independent and internal auditors, its accounting practices, and monitors the Company's legal and regulatory compliance programs. During the year ended December 31, 1993, the Legal-Audit Committee held four meetings.

  The Executive Fair Lending/CRA Committee held four meetings in 1993. Its responsibilities include monitoring the Bank's Community Reinvestment Act activities and ensuring that the Bank complies with all directives from its Board of Directors. Members of the Committee are Bank Director June Lockhart (Chair) and Officers Steven Little, Martin Gottlieb, Beverly Teel, Elaine Akouris, Robert Horn, Nancy Elander, Craig Smith, Shannon Millard, Megan Davidson, Dan Stephens, Ann Lederer, and Diana Wright (Fair Lending/CRA Officer).

  The Compensation Committee, which held seven meetings in 1993, currently consists of Directors Hesburgh (Chair), Soboroff and Harding, all of whom are non-employee directors. This Committee administers the Company's salary and other compensation programs. See "EXECUTIVE COMPENSATION--Report of Compensation Committee."

  The Executive Committee met one time in 1993 and is comprised of Chairman Mortensen and Directors Crawford, Hesburgh, and Woodhull.

  FFC does not have a standing nominating committee of the Board of Directors (or another committee performing similar functions). The Bylaws of FFC provide that only persons nominated in accordance with the procedures set forth therein shall be eligible for election as Directors. Shareholder nominations must be made pursuant to written notice received by FFC not less than 60 days nor more than 90 days prior to the scheduled date of the Annual Meeting. Such notice must state the nominee's name, age and address (business and residence), the nominee's principal occupation or employment, and the class and number of shares of Company Stock beneficially owned by the nominee on the date of the notice. The required notice must also disclose certain information relating to the nominee which would be required to be disclosed in a proxy statement and in certain other filings under the federal securities laws. In addition, the shareholder making the nomination must disclose his or her name and address as they appear on FFC's books, the name and principal business or residence address of any other record or beneficial shareholders known by the nominating shareholder to support such nominee, and the class and number of shares of Company Stock beneficially owned by the nominating shareholder and any such supporting shareholders on the date of the notice.

  Meetings of the Board of Directors. During 1993 there were twelve regular meetings of the Board of Directors of the Bank and FFC. Each Director attended at least 80% of the aggregate number of such meetings and of the meetings of the Committee on which he or she served during the period during which he or she held a position on the Board.

  Information Relating to Executive Officers. Set forth below are the names and ages of the current executive officers of the Company, other than Mr. Mortensen and Ms. Heimbuch (see "ELECTION OF DIRECTORS"), together with the positions held by these persons.

                  NAME                   AGE                TITLE
                  ----                   ---                -----
Brenda J. Battey........................  36 Senior Vice President/Finance
                                             (Bank); Treasurer (FFC)
James P. Giraldin.......................  41 Executive Vice President/Chief
                                             Financial Officer
Martin B. Gottlieb......................  53 Executive Vice President/ Marketing
                                             and Savings Administration
Michael R. Hilton.......................  42 Vice President/Controller (FFC);
                                             Senior Vice President/Controller
                                             (Bank)
Joan D. Little..........................  50 Executive Vice President/Loan
                                             Production and Loan Operations
Steven R. Little........................  53 Executive Vice President/Loan
                                             Analysis, Loan Service, Mortgage
                                             Banking and Community Reinvestment

  Brenda J. Battey joined the Bank in 1983 as Vice President/Controller. She was elected to the position of Vice President/Finance in 1985, and to her current position of Senior Vice President/Finance, in 1990.

  James P. Giraldin joined the Bank in May of 1992 as Executive Vice President/Chief Financial Officer. Prior to joining FFC, Mr. Giraldin was Chief Executive Officer of Irvine City Bank for 5 years. He previously served as Chief Financial Officer for two other savings and loans and was a certified public accountant with KPMG Peat Marwick.

  Martin B. Gottlieb joined the Bank in 1980 as Vice President of Business Development and Market Research. He was elected to the position of Senior Vice President in 1982 and to his current position of Executive Vice
President/Marketing and Savings Administration in 1987. He was appointed Executive Vice President of FFC in 1987.

  Michael R. Hilton joined the Bank in 1984 as Assistant Vice
President/Controller. He was elected to the position of Vice
President/Controller, of the Bank in 1985 and of FFC in 1987. He was elected to his current position of Senior Vice President/Controller of the Bank, in 1990.

  Joan D. Little joined First Federal in 1981 as Manager of the Secondary Market Department. In 1982 she was appointed Senior Vice President, Chief Loan Officer and in 1987 was appointed Executive Vice President. From 1991 through 1993 Ms. Little was the Director of Strategic Planning and worked on a part-time basis. In October, 1993, Ms. Little was again appointed Chief Lending Officer. Ms. Little is primarily responsible for the areas of Loan Production and Loan Operations.

  Steven R. Little joined First Federal as Chief Lending Officer in October, 1993 and is in charge of the following lending activities: Loan Service, Loan Analysis, Mortgage Banking and Community Reinvestment. Previously, Mr. Little was employed by Western Federal Savings for 23 years, most recently as Executive Vice President and Chief Loan Officer.

                             EXECUTIVE COMPENSATION

  The following SUMMARY COMPENSATION TABLE includes compensation for the years ended December 31, 1993, 1992 and 1991 for services in all capacities awarded to, earned by, or paid to the Company's Chief Executive Officer and the other named executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                                          LONG TERM COMPENSATION
                                                       -----------------------------
                              ANNUAL COMPENSATION             AWARDS         PAYOUTS
                          ---------------------------- --------------------- -------
                                                OTHER             SECURITIES
                                               ANNUAL  RESTRICTED UNDERLYING         ALL OTHER
         NAME &                                COMPEN-   STOCK     OPTIONS/   LTIP    COMPEN-
       PRINCIPAL               SALARY   BONUS  SATION    AWARD      SAR'S    PAYOUTS  SATION
        POSITION          YEAR   ($)     ($)   ($)(1)    ($)(2)      (#)       ($)    ($)(3)
       ---------          ---- ------- ------- ------- ---------- ---------- ------- ---------
William S. Mortensen....  1993 332,800     -0-   (1)     77,969        -0-     -0-     2,629
 Chief Executive Officer  1992 312,000 138,500   (1)     43,246        -0-     -0-    28,762
                          1991 300,000 185,000   (1)     59,998        -0-     -0-    30,000
Babette E. Heimbuch.....  1993 225,540     -0-   (1)     54,835        -0-     -0-     2,629
 President/Chief Operat-  1992 217,140  97,500   (1)     31,740        -0-     -0-    20,418
 ing Officer
                          1991 204,840 130,000   (1)     44,001        -0-     -0-    30,000
Sheryl Anne Balthazar...  1993 188,597     -0-   (1)        -0-        -0-     -0-       -0-
 Former Chief Lending     1992 167,880  65,000   (1)     20,948     11,250     -0-       -0-
 Officer
                          1991  69,733  70,000   (1)     29,002        -0-     -0-       -0-
James P. Giraldin.......  1993 173,760  75,000   (1)        -0-        -0-     -0-     2,629
 Chief Financial Officer  1992 100,000  45,000   (1)     20,948     11,250     -0-       -0-

Martin B. Gottlieb......  1993 154,560     -0-   (1)     38,035        -0-     -0-     2,629
 Marketing/Savings        1992 149,340  67,500   (1)     20,948        -0-     -0-    14,043
                          1991 143,580  90,000   (1)     29,002        -0-     -0-    22,007

- --------
(1) Perquisites to each officer did not exceed the lesser of $50,000 or 10% of the total salary and bonus for such officer.

(2) The aggregate restricted stock holdings at December 31, 1993 for the named executive officers consisted of approximately 35,131 shares worth $562,096 at the then current market value, without giving effect to the diminution of value attributable to the restrictions on such stock. The value of the restricted stock awards at the end of the last fiscal year based upon a stock price of $16.00 per share as of December 31, 1993 is $243,856, $177,632, $21,120, and $119,488 for Mr. Mortensen, Ms. Heimbuch, Mr.
    Giraldin and Mr. Gottlieb, respectively. The number of restricted stock awards held by Mr. Mortensen, Ms. Heimbuch, Mr. Giraldin and Mr. Gottlieb at the end of the last fiscal year is 15,241, 11,102, 1,320 and 7,468, respectively. No restricted stock award vests in under four years from the date of grant. Dividends will be paid on the restricted stock if and when paid on the Company Stock. Stock dividends shall be subject to all of the restrictions applicable to the restricted stock.

(3) Employee Stock Ownership Plan contributions. See "EXECUTIVE COMPENSATION-- Employee Stock Ownership Plan."

  Bonus Program. The Company maintains a bonus program to assist in attaining its business objectives through incentive compensation. Bonuses may be paid at the discretion of the Compensation Committee of the Board if the Company achieves its planned financial objectives. See "Report of Compensation Committee."

  Pension Plan. The Company has a non-contributory defined benefit pension plan (the "Pension Plan"). Employees become participants after reaching the age of 21 years and completing one year of service. The benefits of participants vest 100% after five years of service. The annual amount of normal retirement pension is equal to the product of 1.2% of the average annual base compensation up to Social Security covered compensation, plus 1.8% of the average annual base compensation in excess of Social Security compensation and years of participation up to a maximum of 35 years.

  The Pension Plan also provides that once an employee has attained the age of 55 and has accumulated at least 20 years of service, the employee may retire and commence receiving benefits immediately. If the benefits commence before age 65, then the monthly benefits paid to such employees are reduced.

  The following table shows the estimated annual benefits upon retirement to participants in specified remuneration and years of service classifications. The amounts shown are subject to the maximum benefit limitations set forth in the Internal Revenue Code. The pension benefits shown are based upon retirement at age 65 and the payment of a single life annuity to the participants.

  The maximum annual benefit currently permitted under the Pension Plan is $118,800 (single life). Benefits shown below are payable for life with 10 years payments guaranteed.

                               PENSION PLAN TABLE

                                                     YEARS OF SERVICE
                                           -------------------------------------
               REMUNERATION                  20     25     30      35      40
               ------------                ------ ------ ------- ------- -------
$ 50,000.................................. 15,457 19,321  23,185  27,050  27,050
 100,000.................................. 33,457 41,821  50,185  58,550  58,550
 150,000.................................. 51,457 64,321  77,185  90,050  90,050
 200,000.................................. 69,457 86,821 104,185 106,583 106,583
 250,000.................................. 73,797 92,246 106,583 106,583 106,583
 300,000.................................. 73,797 92,246 106,583 106,583 106,583
 350,000.................................. 73,797 92,246 106,583 106,583 106,583
 400,000.................................. 73,797 92,246 106,583 106,583 106,583
 450,000.................................. 73,797 92,246 106,583 106,583 106,583
 500,000.................................. 73,797 92,246 106,583 106,583 106,583

  Estimated credited years of service for each of the individuals named in the Summary Compensation Table are: Mr. Mortensen--39 years, Ms. Heimbuch--12 years, Mr. Gottlieb--13 years, Mr. Giraldin--1 year.

  Supplemental Executive Retirement Plan. The Company has adopted a Supplemental Executive Retirement Plan ("SERP") covering the Chairman of the Board and President. The effective date of the SERP is January 1, 1986. Any individual employed by the Company as its President or Chairman of the Board will participate in the SERP during the period such person is employed in either capacity. The SERP is administered by the Compensation Committee of the Board. All benefits payable under the SERP are paid from the general assets of the Company.

  Mr. Mortensen and Ms. Heimbuch have 39 and 12 years of credited service, respectively.

  If the participant continues in his or her employment with the Company until he or she attains sixty (60) years of age, the participant will be entitled to a supplemental retirement benefit equal to the excess of the amount calculated in (i) below over the amount calculated in (ii) below: (i) seventy-five percent (75%) of the participant's final average earnings (amended in 1989 to provide that "earnings" include management bonuses), multiplied by a fraction of which the numerator equals the number of consecutive years of service, up to twenty-five (25), and the denominator is twenty-five (25); (ii) the monthly benefit provided under the Pension Plan.

  The SERP provides that if a participant has completed twenty (20) consecutive years of service and such participant has attained the age of fifty (50) years, such participant shall be eligible to receive an early supplemental retirement benefit equal to the amount of the monthly normal supplemental retirement benefit as calculated above reduced by one-half of one percent (0.5%) for each of the first sixty (60) months and one third of one percent (0.33%) for each of the succeeding sixty (60) months by which the commencement date for early supplement retirement benefits precedes such participant's normal retirement date.

  The following table shows the estimated annual benefits payable upon retirement at age 60 to participants in the SERP for the indicated levels of average compensation and various periods of service, assuming no future changes in such plan and based upon the formula described above:

                                   SERP TABLE

                                                    YEARS OF SERVICE
                                         ---------------------------------------
REMUNERATION                               20      25      30      35      40
- ------------                             ------- ------- ------- ------- -------
$200,000................................  73,009  90,612  78,276  72,792  72,792
 250,000................................ 100,035 124,386 111,237 110,292 110,292
 300,000................................ 130,035 161,886 148,737 147,792 147,792
 350,000................................ 160,035 199,386 186,237 185,292 185,292
 400,000................................ 190,035 236,886 223,737 222,792 222,792
 450,000................................ 220,035 274,386 261,237 260,292 260,292
 500,000................................ 250,035 311,886 298,737 297,792 297,792

  Employee Stock Ownership Plan. The Company has an employee stock ownership plan (the "Plan"). Employees of FFC, the Bank and all subsidiaries who have completed 1,000 or more hours of service in a year of employment are eligible to participate in the Plan.

  The contributions to the Plan may be in cash or in Company Stock. The Board of Directors at the end of each Plan year determines the amount of contribution for that Plan year and contributions are credited to individual accounts maintained for Plan participants. In no event may the contributions exceed the maximum contribution allowed by the Employee Retirement Income Security Act of 1974. Allocations are made pro rata, based on the earnings of each participant (subject to a maximum compensation limit as set forth in the Plan) as a percentage of the earnings of all eligible participants.

  Pursuant to the Plan's provisions, the Plan borrowed money from the Bank to fund the Plan. In September, 1987 the Bank assigned all of its interest in the notes evidencing the Plan loan to FFC as initial capital, and at December 31, 1993 the Plan owed FFC $2,918,170. The highest balance of such loan in 1993 was $3,088,486. The interest rate provided in the notes is adjusted monthly to equal the Bank's weighted average cost of funds, and was 3.83% at December 31, 1993.

  The benefits of participants in the Plan are fully vested after 7 years of service. A participant also becomes 100% vested upon the date of disability, retirement or death.

  At year end the Plan owned 940,888 shares (8.94%) of the Company Stock.

  Stock Option and Stock Appreciation Rights Plan. Options to purchase shares of the Company's common stock are granted under the First Federal 1983 Stock Option and Stock Appreciation Rights Plan, as amended in 1987 ("Stock Plan"). Under the current Stock Plan, options to purchase up to 287,066 shares (adjusted for stock splits) remain available to be granted to full-time employees of the Company, including officers of the Company or its subsidiaries.

  The Stock Plan permits the Company to grant to full-time employees of the Company and its subsidiaries incentive stock options, as defined in Section 422A of the Internal Revenue Code of 1986, as amended (the "Code") or nonstatutory options. Stock appreciation rights granted under the Stock Plan may, at the discretion of the Board of Directors, enable the recipient on exercise to receive payment, in stock or cash (as determined by the Board of Directors), of increases in the market value or per share book value of Company Stock from the date of grant (referred to as "base price" and "base book value" respectively) to the date of exercise. Stock appreciation rights may be granted in tandem with options (in which event exercise of one will extinguish the other) or separately. The Stock Plan does not limit the number of stock appreciation rights that can be granted. All options granted under the Stock Plan must have exercise prices at least equal to the fair market value of Company Stock at the date of grant. All stock appreciation rights granted under the Stock Plan must have base prices or base book values at least equal to the fair market value or book value of Company Stock at the date of grant.

  Options or stock appreciation rights may be exercised by the recipient during the period either (a) while he or she is an employee or (b) within two months after termination of his or her employment for any reason other than death, permanent disability, or normal retirement. In the event of a recipient's death, his or her options or stock appreciation rights may be exercised by the person entitled to do so under his or her will or by his or her legal representative at any time prior to expiration of the option or stock appreciation rights, but in any event not later than one year after the date of his or her death.

  No grants of stock options and stock appreciation rights ("SARs") were made to the named executive officers during the year ended December 31, 1993.

  The following table sets forth information concerning each exercise of stock options by the Chief Executive Officer and other named executive officers during the year ended December 31, 1993. All of the options exercised by Mr. Mortensen and Ms. Heimbuch and 18,467 of the options exercised by Mr. Gottlieb during 1993 were options granted in 1983 which were subject to expiration in December 1993.

                 OPTION/SAR EXERCISES AND YEAR-END VALUE TABLE

  AGGREGATED OPTION/SAR EXERCISES IN 1993 & DECEMBER 31, 1993 OPTION/SAR VALUE

                                                               NUMBER         VALUE OF UNEXERCISED
                                                             UNEXERCISED          IN-THE-MONEY
                                                           OPTIONS/SARS AT       OPTIONS/SARS AT
                                                        DECEMBER 31, 1993 (#) DECEMBER 31, 1993 ($)
                                                        --------------------- ---------------------
                         SHARES ACQUIRED VALUE REALIZED     EXERCISABLE/          EXERCISABLE/
          NAME           ON EXERCISE (#)      ($)           UNEXERCISABLE         UNEXERCISABLE
          ----           --------------- -------------- --------------------- ---------------------
William S. Mortensen....     32,014         $462,826         41,359/-0-           $561,738/-0-
Babette E. Heimbuch.....      5,608         $ 77,570         85,937/-0-           $426,248/-0-
James P. Giraldin.......        -0-              -0-         -0-/11,250                -0-/-0-
Martin B. Gottlieb......     34,287         $563,767            -0-/-0-                -0-/-0-

  Restricted Stock Plan. The Restricted Stock Plan was adopted to provide a vehicle for increasing the stock ownership of selected officers and employees of the Company and its subsidiaries in order to increase their proprietary interest in the success of the Company and to encourage them to remain in the employ of the Company and its subsidiaries. The Restricted Stock Plan gives the Board of Directors of the Company increased flexibility in administering the Company's current incentive bonus program, Stock Plan and other related programs.

  The Company adopted the Restricted Stock Plan in 1990. It is funded out of allocations made under the Bonus Program (see "EXECUTIVE COMPENSATION--Bonus Program") whereby sums otherwise available for cash bonuses are used to reacquire issued shares of Company Stock in the open market for the accounts of beneficiaries under this plan.

  The material terms of the Restricted Stock Plan are summarized below:

 Administration

  The Restricted Stock Plan is administered by the Compensation Committee of the Board of Directors. The Committee has the power to determine the times at which and the employees (including, but not limited to, employees who serve as officers or directors) of the Company or its subsidiaries to whom restricted stock shall be issued, and is charged with general supervision of the Restricted Stock Plan.

 Eligibility

  Restricted stock may be granted to all regular full-time employees of the Company or a subsidiary.

  The SUMMARY COMPENSATION TABLE on page 7 shows the dollar value of Company Stock awarded under the Restricted Stock Plan to the Chief Executive Officer and the other named executive officers.

 Restrictions Applicable to Grants Under the Restricted Stock Plan

  The Committee may place such restrictions on any shares of restricted stock issued to an eligible employee as it deems appropriate. Shares of stock shall vest (i.e., become nonforfeitable) in accordance with a vesting schedule established by the Committee based upon continued service by the recipient as an officer or employee of the Company or subsidiary. Currently, the Committee has determined that shares shall vest and become nonforfeitable, and restrictions on disposition of restricted stock shall terminate, in increments of 25% per year beginning on or after the fourth anniversary of the award date and becoming 100% nonforfeitable on or after the seventh anniversary of the award date. Notwithstanding this vesting schedule, all shares previously awarded to a recipient shall become nonforfeitable upon the occurrence of the individual's retirement, disability or death or upon a change in control of the Company, as defined in the Restricted Stock Plan.

  Certain Relationships and Related Transactions. The Bank offered mortgage loans and consumer loans to Company Directors and officers (vice president and above) until the end of 1989 (at which time the Bank stopped offering such loans, except loans on savings accounts and overdraft lines of credit, to Company Directors and officers). These loans were made in the ordinary course of business and, in the judgment of management, did not involve more than the normal risk of collectibility. To qualify under the Employee Loan Benefit Program ("ELBP"), all real estate and home equity credit line loans were required to be secured by the employee's primary residence. Employee real estate loan benefits required one year of full-time employment with the Company.

  All ELBP loans were made on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons, except for the interest rates and loan fees charged thereon. Other loans of up to $100,000 were made to affiliated persons, but were made at market rates and terms.

  ELBP real estate loans were written as adjustable mortgage loans ("AML's"), and are modified while the person is employed by the Company to a rate approximately equal to (but not less than) the Bank's cost of funds during the month prior to the loan approval for the first three months of the loan. Thereafter, the interest rate adjusts monthly to a rate equal to the Weighted Average Cost of Funds, All Members of the Federal Home Loan Bank of San Francisco. Fees were charged for appraisal, credit report, title policy and document costs only. All preferential rates are subject to increase upon termination of the individual's employment with the Company.

  The following table sets forth amounts in excess of $60,000 in the aggregate receivable from Directors and executive officers as of December 31, 1993.

                                                HIGHEST
                                                BALANCE
                                              OUTSTANDING  UNPAID
                                                DURING    BALANCE  INTEREST
                                              YEAR ENDED     AT    RATE AT
                                      TYPE OF  DEC. 31,   DEC. 31, DEC. 31, YEAR
NAME                                   LOAN      1993       1993     1993   MADE
- ----                                  ------- ----------- -------- -------- ----
Christopher M. Harding............... 1st TD    299,505    286,277  3.881%  1985
                                      2nd TD     34,736     33,635  3.881%  1987
Babette E. Heimbuch.................. 1st TD    414,034    400,961  3.881%  1988
James L. Hesburgh.................... 1st TD    179,108    173,948  7.500%  1979
                                      2nd TD     93,061        -0-    -0-%  1984
William S. Mortensen................. 1st TD    122,667    104,696  3.881%  1989
John R. Woodhull..................... 1st TD    396,043    381,973  3.881%  1989
Brenda J. Battey..................... 1st TD    283,502        -0-    -0-%  1989

  Employment Contracts and Termination of Employment and Change of Control Arrangements. The Company has no employment contracts with any of the named executive officers. The Restricted Stock Bonus Plan, adopted by the Company's shareholders in 1991, and the First Federal 1983 Stock Option and Stock Appreciation Rights Plan, adopted by the Company's shareholders in 1984, provide for accelerated vesting of rights in the event of certain change of control events.

                      REPORT OF THE COMPENSATION COMMITTEE

  Decisions on compensation of the Company's executives are made by a three-member Compensation Committee composed entirely of non-employee directors. Set forth below is the report submitted by Messrs. Hesburgh (Chair), Harding and Soboroff addressing the Company's compensation policies for 1993 as they affected Mr. Mortensen (the Company's Chief Executive Officer) and the Company's other executive officers.

  The Members of the Compensation Committee have the responsibility to oversee the Company's various compensation plans, including its annual bonus plan, Employee Stock Ownership Plan ("ESOP"), and annual salary review. The Committee reviews compensation levels of all members of management, including executive officers, evaluates their performance, and considers officer succession and related matters. The Committee reviews with the Board all aspects of compensation for officers at the level of vice president or above, as well as reviewing bonus compensation for assistant vice presidents.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  No person who served as a member of the Compensation Committee was an employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any transaction with the Company or its subsidiaries, except as specifically described in this Proxy Statement.

COMPENSATION PHILOSOPHY

  The Compensation Committee's executive compensation philosophy is to provide competitive levels of compensation, tie compensation levels and individual compensation to operating performance, and assist the Company in attracting and retaining talented management.

  The principal elements of the Company's executive compensation are base salary, annual bonus, stock options and restricted stock awards. Each of these elements are discussed below. In reviewing and making recommendations as to overall levels of compensation, the Compensation Committee also takes into account deferred and non-cash benefits, including pension benefits, insurance and other benefits. Compensation has been, and will continue to be structured so as to be tax deductible.

BASE SALARY

  Executive officer base salaries are initially determined, but not established, by reference to the competitive marketplace for executive talent for the responsibilities of the particular position. The Company's Human Resources Department participates in, obtains information from, and analyzes the results of a salary and benefits survey conducted annually by the California League of Savings Institutions ("Cal League"). The Cal League survey is considered an effective tool to initiate the Compensation Committee review process since it utilizes information obtained from other savings institutions in California. The Company has utilized the Cal League survey annually for approximately the last twenty years. The Compensation Committee reviews the results of the annual survey to ensure that the Company's salary grades and benefits are comparable to those provided by its peers. The Committee's goal generally is to be within the 85th percentile of what it has determined to be the appropriate peer group as reported on the Cal League survey.

  Additionally, in 1993, the Company participated in the SNL Executive Compensation Review of 1993 ("SNL Review") in order to analyze more closely the compensation of executive officers.

  Annual salary adjustments are determined by evaluating the performance of the Company generally and the performance of each executive officer. General annual salary adjustments to base salary for executive officers in 1993 were 2.0 percent, representing a cost of living increase.

ANNUAL BONUSES

  A substantial portion of the annual compensation of each officer is based upon the performance of the Company, as well as the individual contribution of the officer to the Company's performance. While corporate performance measures such as net income, earnings per common share, return on stockholders' equity and return on average total assets are considered, the Committee does not apply a specific quantitative formula in making compensation decisions. Non-financial performance measures also may be included, such as improvements in product quality, efficiency, customer relations, and employee relations. No particular weight is given to one factor over another among these performance measures. For 1993, the most important qualitative factor was the Committee's assessment of management's ability to respond to the problems presented due to the poor condition of Southern california's real estate market. In the past, bonuses have typically ranged from 0 percent of base salary to 50 percent awarded for outstanding accomplishments during the year. Thus, a large portion of an executive officer's compensation may be determined by the Compensation Committee at the end of each year based upon the officer's contribution to the Company's performance during the year.

  For purposes of establishing the annual bonus pool, the Company's performance is measured against earnings goals established prior to the commencement of each fiscal year by the Board. The maximum bonus pool typically has been equivalent to seven percent of year end net profit before federal income tax. Based upon information available at the time the Compensation Committee made its year-end determination as to annual bonuses, in 1993, for the first time since 1981, no net earnings were anticipated due to the continuing effect of the recession in Southern California and the related decline in the real estate market. Nevertheless, the Committee felt the Company's executive officers and certain other officers had made truly outstanding achievements in meeting the challenges of the year. Accordingly, bonuses were awarded to a number of officers. Mr. Giraldin received a cash bonus, while Messrs. Mortensen and Gottlieb and Ms. Heimbuch received restricted stock bonuses in lieu of any cash bonus. The bonuses to executive officers represent a decrease of approximately fifty-seven percent compared to the prior year's level of cash and restricted stock bonuses.

STOCK OPTIONS AND RESTRICTED STOCK

  The Compensation Committee believes that stock ownership by management and employees and performance-based compensation arrangements in the form of Company Stock are beneficial in ensuring that management's interest in the Company's performance corresponds to those of the Company's shareholders. It also believes that stock ownership helps attract and retain key executives. The Company awards stock options and restricted stock grants in furtherance of this philosophy.

  Awards of stock options typically are made upon employment or promotion of officers at the level of vice president and above. The awards are based upon a standardized dollar value at each participating level of responsibility and reflect the Compensation Committee's determination of the appropriate incentive for the responsibilities of that particular officer level. Other stock option awards may be made to officers of the Company from time to time. No stock option awards were made to the named executive officers during 1993.

  In addition to stock options, as indicated above, restricted stock grants are made by the Compensation Committee as part of the Company's bonus program. Restricted stock grants may be made to officers at the level of assistant vice president and above.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Chief Executive Officer William S. Mortensen's base salary for 1994 was increased by $6,480, or 2 percent, a cost of living increase. The Committee's decision to award Mr. Mortensen a bonus for 1993 was based upon its assessment of his ability and dedication to excellent financial performance of the Company during his twenty-five years of continuous leadership as Chief Executive Officer. The Committee also considered Mr. Mortensen's leadership contributions toward the Company's accomplishments during 1993, including (i) the purchase of two savings branch offices from the Resolution Trust Corporation, resulting in the acquisition of $113 million in deposits,
(ii) the enhancement of a program for the management and sale of the Bank's increased amount of real estate owned (REO), and (iii) implementation of a mortgage banking division, which is expected to greatly increase the Bank's loan volume in 1994. The Committee noted that despite the very difficult economic environment that continued throughout 1993, capital levels well exceeded the regulatory requirements, operating earnings were very strong, and important structural changes had been made to better position the Company in 1994.

  The level of Mr. Mortensen's aggregate salary and bonus for 1993 was comparable to the Company's performance ranking in relation to the peer groups (based on geographic location, asset size and levels of Return on Average Assets) shown in the League Survey and SNL Review. The other benefits received by Mr. Mortensen are as set forth in the Summary Compensation Table.

                                          Compensation Committee:

                                          James L. Hesburgh (Chair)

                                          Christopher M. Harding

                                          Steven L. Soboroff

                               PERFORMANCE GRAPH

  The SEC has adopted a requirement that companies include in their proxy statements a line graph presentation comparing cumulative five-year shareholder returns with two other specified indices. The Board of Directors has selected published indices consisting of the New York Stock Exchange Market Index and the MG Industry Group 541--Savings and Loan Index. These indices are prepared and published by the New York Stock Exchange and Media General Financial Services, respectively, which are not affiliated with the Company.


                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
          AMONG FIRSTFED FINANCIAL, NYSE MARKET STOCK AND PEER GROUP

                        PERFORMANCE GRAPH APPEARS HERE

Fiscal Year Ending           Firstfed          MG          Bond Market
(Fiscal Year Covered)        Financial      Industry          Index
- -------------------          ----------     ---------      -----------
FYE 1988                     100.00         100.00         100.00
FYE 1989                     151.35         118.09         127.57
FYE 1990                     118.02          81.94         122.36
FYE 1991                     201.58         132.35         158.35
FYE 1992                     173.42         175.70         165.80
FYE 1993                     144.14         217.87         188.25

  It should be noted that this graph represents historical stock price performance and is not necessarily indicative of any future stock price performance.

  THE FOREGOING REPORT OF THE BOARD COMPENSATION COMMITTEE AND THE PERFORMANCE GRAPH THAT APPEARS IMMEDIATELY AFTER SUCH REPORT SHALL NOT BE DEEMED TO BE SOLICITING MATERIAL OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN ANY DOCUMENT SO FILED.

                                   PROPOSAL 2

  Appointment of Independent Auditors. KPMG Peat Marwick have been the independent public auditors of the Bank for more than twenty-five years and, upon recommendation of the Audit Committee, have been appointed by the Board of Directors as the auditors for 1994. The stockholders of the Company are requested to ratify this appointment. A representative of KPMG Peat Marwick is expected to be present at the Annual Meeting with the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF KPMG PEAT MARWICK AS THE COMPANY'S INDEPENDENT PUBLIC AUDITORS FOR 1994.

                       COMPLIANCE WITH SECTION 16(A) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than ten percent (10%) of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities & Exchange Commission (SEC) and the New York Stock Exchange. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

  Based solely on its review of the copies of such forms furnished to the Company and written representations from the executive officers and directors, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and greater than ten percent (10%) beneficial owners were satisfied.

                             SHAREHOLDER PROPOSALS

  Any shareholder of the Company wishing to have a proposal considered for inclusion in the Company's 1995 proxy solicitation materials must set forth such proposal in writing and file it with the Secretary of the Company on or before November 18, 1994. Shareholder proposals not included in the Company's 1995 proxy solicitation materials must, in order to be considered at the 1995 Annual Meeting, be submitted in writing to the Secretary of the Company by no earlier than January 19, 1995 nor later than February 20, 1995.

  The Board of Directors of the Company will review any shareholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in its 1995 proxy solicitation materials or consideration at the 1995 Annual Meeting.

                                 ANNUAL REPORT

  The Company's Annual Report to Shareholders for the fiscal year ended December 31, 1993, including, but not limited to, statements of consolidated financial condition and related statements of consolidated income, statements of shareholders' equity and changes in financial position for fiscal years ended December 31, 1993, 1992, and 1991, prepared in conformity with generally accepted accounting principles, has previously been sent to shareholders. A copy of the Annual Report to Shareholders for year ended December 31, 1993 may be obtained without charge by writing to the Secretary at the address indicated in the following paragraph.

UPON WRITTEN REQUEST OF ANY SHAREHOLDER SOLICITED HEREBY, THE COMPANY WILL PROVIDE FREE OF CHARGE A COPY OF ITS 1993 ANNUAL REPORT ON FORM 10-K WHICH HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. REQUESTS SHOULD BE DIRECTED TO SECRETARY, FIRSTFED FINANCIAL CORP., 401 WILSHIRE BLVD., SANTA MONICA, CALIFORNIA 90401.

                                          By Order of the Board of Directors

                                          -------------------------------------
                                          Ann E. Lederer, Corporate Secretary

                                REVOCABLE PROXY
                            FIRSTFED FINANCIAL CORP.
             401 WILSHIRE BOULEVARD, SANTA MONICA, CALIFORNIA 90401

  PROXY FOR ANNUAL MEETING--APRIL 20, 1994--THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

  The undersigned hereby appoints William S. Mortensen, Babette E. Heimbuch and James P. Giraldin, as proxies, each with the power to appoint his/her substitute, and hereby authorizes them to represent and to vote as designated on the reverse all shares of Common Stock of FirstFed Financial Corp. held of record by the undersigned on March 3, 1994, at the annual meeting of stockholders to be held on April 20, 1994, or any adjournment thereof.

  A vote FOR nominees Harding, Hesburgh and Soboroff, and FOR Proposal 2 is recommended by the Board of Directors.

           PLEASE MARK, SIGN, DATE AND MAIL THE PROXY CARD PROMPTLY
                         USING THE ENCLOSED ENVELOPE.

                 (Continued and to be signed on reverse side.)

     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY
   ------------------------------------------------------------------------
   ------------------------------------------------------------------------

   1. ELECTION OF DIRECTORS (Year of
   Expiration of Nominees' Proposed               (EXCEPT NOMINEE(S)
   Terms as Director: 1997)         FOR  WITHHOLD    WRITTEN BELOW)

   Christopher M. Harding,                            3. In their discretion,
   James L. Hesburgh,                                 the proxies are
   Steven L. Soboroff                                 authorized to vote upon
   ------------------------------                     such other business
   2. Ratification of KPMG Peat     FOR WITHHOLD      that may properly come
   Marwick as the Company's                           before the meeting.
   independent Public Auditors
   for 1994.                                          THIS PROXY WHEN PROPERLY
                                                      EXECUTED WILL BE VOTED IN
                                                      THE MANNER DIRECTED HEREIN
                                                      BY THE UNDERSIGNED
                                                      STOCKHOLDER. IF DIRECTION
                                                      IS MADE, THIS PROXY WILL
                                                      BE VOTED FOR THE DIRECTORS
                                                      NAMED IN PROPOSAL 1 AND
                                                      FOR PROPOSALS 2 AND 3.


                                             Dated: ___________, 1994

                                             Signature _________________________

                                             Signature if jointly held _________

                                             Please sign exactly as your name
                                             appears below. When shares are held
                                             by joint tenants, both should sign.
                                             When signing as attorney, executor,
                                             administrator, trustee or guardian,
                                             please give full title as such. If
                                             a corporation, please sign in full
                                             corporation name, by president or
                                             other authorized officer. If a
                                             partnership, please sign in
                                             partnership name by authorized
                                             person.